Exhibit 99.1

Continental Airlines contact: Northwest Airlines contact:

Corporate Communications Corporate Communications

713-324-5080 612-727-4284

CONTINENTAL, NORTHWEST REACH AGREEMENT

IN PRINCIPLE ON STOCK REPURCHASE

Airlines to seek delay in DOJ case to permit definitive agreement to be concluded.

HOUSTON and MINNEAPOLIS/ST. PAUL, Nov. 6, 2000 -- Continental Airlines (NYSE: CAL and CAL.A) and Northwest Airlines (NASDAQ: NWAC) today announced that the two airlines have reached an agreement in principle regarding the sale to Continental of its common stock held by Northwest Airlines. The two airlines, which are defendants in an ongoing suit brought by the U.S. Department of Justice concerning the 1998 stock purchase, plan to jointly petition U.S. District Court Judge Denise Page Hood for a seven day delay in the court proceeding to allow the two airlines to conclude definitive agreements. A final agreement is subject to the approval of the boards of Northwest and Continental, the Department of Justice and certain third parties.

The repurchase of Northwest's interest in Continental will be part of a recapitalization of Continental, whereby each outstanding share of Continental Class A common stock will be reclassified into 1.32 shares of Continental Class B common stock.

In connection with the transaction, Continental will repurchase from Northwest

-more-

CO/NW REACH AGREEMENT/PAGE 2

approximately 6.69 million Continental Class A shares for $450 million in cash, and

Northwest will retain approximately 2.6 million shares of Continental Class B common stock after the recapitalization.

The alliance agreement between Continental and Northwest will be amended and its term extended through 2025, and in connection with that amendment, Continental will issue to Northwest a special series of preferred stock. That preferred stock will give Northwest the right to block certain business combinations and similar change of control transactions involving Continental and a third party major air carrier during the term of the alliance agreement, subject to redemption by Continental of the preferred stock upon certain events, including upon a change of control of Northwest. The current governance agreements between Northwest and Continental that contain the restrictions on Northwest's rights to vote its Continental Class A common stock will be terminated in connection with the transactions. As part of the transactions, Continental has obtained a waiver of a right of first offer with respect to the Continental shares owned by Northwest, conditional on the closing of the transactions.

The parties anticipate that the transactions contemplated by their agreement in principle will close approximately two months after the parties sign definitive agreements, which they anticipate executing within one week of today's announcement. The transactions are expected to be subject to certain conditions, including the settlement

-more-

CO/NW REACH AGREEMENT/PAGE 3

of the current litigation by the United States against Northwest and Continental relating to Northwest's ownership interest in Continental.

"Continental has always valued Northwest as a strong alliance partner," said Continental Chairman and Chief Executive Officer Gordon Bethune. "Putting this divisive issue behind us will allow both parties to focus their energies on an alliance that benefits consumers, shareholders and our employees for many years to come."

"Our two objectives regarding Continental have always been to build a successful alliance and to insure the independence of Continental," said John Dasburg, Northwest president and CEO. "We believe we have a means to accomplish those two goals, while at the same time recouping our investment. The issues that bring Northwest and Continental together are far stronger and more compelling than those that divided us on this issue. We have a great partner in Continental and because of that our alliance is good for consumers, good for competition and good for the industry."

Mr. Bethune and Mr. Dasburg expressed their gratitude to Judge Hood for her efforts to resolve this litigation.

Safe Harbor

Statements in this news release which are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that

-more-

CO/NW REACH AGREEMENT/PAGE 4

could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Information with respect to the factors and events that could cause these differences is contained in the Companies'

Securities and Exchange Commission filings, including the Companies' Annual Report or Form 10-K for the year ended December 31, 1999. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

###

00175